NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on October 12, 2020, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on September 28, 2020 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The reorganization of Goldman Sachs MLP Income Opportunities Fund (GMZ) with and into Goldman Sachs MLP and Energy Renaissance Fund (GER) became effective after the close on September 25, 2020. The aggregate net asset value (NAV) of GER Common Shares received by the Shareholders of GMZ in the Reorganization was equal to the aggregate NAV of GMZ Common Shares held by such Shareholders immediately prior to the Reorganization. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on September 28, 2020.